EXHIBIT 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Announces ZILRETTA® License Agreement and Provides Business Update Amid Coronavirus Pandemic

•

Company signs exclusive license agreement with Hong Kong Tainuo Pharma Ltd. (HK Tainuo) and Jiangsu Tainuo Pharmaceutical Co. Ltd. (Jiangsu Tainuo) for the development and commercialization of ZILRETTA® in Greater China

•	License agreement provides Flexion with $10 million upfront payment, up to $32.5 million in milestones, and additional fees for the supply of ZILRETTA
•	Company withdraws 2020 ZILRETTA revenue guidance due to the impact of the coronavirus global pandemic
•	Flexion to temporarily suspend clinical trials for ZILRETTA and FX201; FX301 preclinical activities continue to advance
•	Company reiterates robust product inventory with at least 10 months of ZILRETTA currently available in the U.S.

BURLINGTON, Mass., April 1, 2020 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced that it has entered into an exclusive license agreement with HK Tainuo and Jiangsu Tainuo (a subsidiary of China Shijiazhuang Pharmaceutical Co, Ltd.) for the development and commercialization of ZILRETTA (triamcinolone acetonide extended-release injectable suspension) in Greater China (consisting of mainland China, Hong Kong and Macau, and Taiwan).

Under the terms of the agreement, HK Tainuo will pay Flexion an upfront payment of $10 million. Flexion will also be eligible to receive up to $32.5 million in aggregate development, regulatory and commercial sales milestone payments. HK Tainuo will be responsible for the clinical development, product registration and commercialization of ZILRETTA in Greater China.

Flexion will be solely responsible for the manufacture and supply of ZILRETTA to HK Tainuo for all clinical and commercial activities. The terms related to product manufacturing and supply, including pricing and minimum purchase requirements agreed to in the license agreement, will be covered by a separate supply agreement. HK Tainuo expects to be able to file a Clinical Trial Application for ZILRETTA with the China National Medical Products Administration by the end of 2020 and to begin clinical studies in China as soon as possible thereafter.

Shanghai Yafo Capital Asset Management Co., Ltd. acted as financial advisor on this transaction for Flexion.

Withdrawal of Revenue Guidance for 2020

Due to the extraordinary impacts of the novel coronavirus global pandemic, Flexion has determined that it is prudent to withdraw its previous ZILRETTA revenue guidance for 2020. The company’s decision was based on the potential impact and unknown duration of recent actions

EXHIBIT 99.1

taken by federal, state and local governments to contain the spread of the coronavirus, as well as the impact of voluntary “social distancing” efforts and various mitigation actions implemented by healthcare practices across the country. Flexion expects to provide an update to its revenue guidance when it has more clarity regarding the duration and magnitude of the impact from the coronavirus pandemic.

Temporary Suspension of Clinical Trials

Flexion is temporarily suspending its active clinical trials including the Phase 1 trial evaluating the safety and tolerability of FX201, its investigational intra-articular gene therapy product candidate, in patients with osteoarthritis (OA) of the knee, and the Phase 2 trial evaluating the efficacy of ZILRETTA in patients with shoulder OA or adhesive capsulitis. The decision was based on the recent guidance from the U.S. Food and Drug Administration (FDA) to ensure the safety of trial participants and minimize risk to trial integrity from disruptions caused by COVID-19.

The company continues to advance the preclinical program for FX301, its product candidate being developed as a locally administered peripheral nerve block for control of post-operative pain. Flexion continues to anticipate the initiation of FX301 clinical trials in 2021.

ZILRETTA Commercial Supply

Flexion remains comfortable with the amount of its ZILRETTA inventory and reconfirmed it has at least 10 months of finished goods available in the U.S. In addition, the company has 12 months of active pharmaceutical ingredient (triamcinolone acetonide) available at its manufacturing site.

Commenting on the business updates, Michael Clayman, M.D., President and Chief Executive Officer of Flexion said, “These are unprecedented and challenging times for everyone involved in the delivery of healthcare in the United States. The well-being of our patients, customers and employees remains our top priority, and our decision to suspend clinical trials is consistent with that goal. We look forward to resuming the ZILRETTA and FX201 clinical trials at the earliest feasible opportunity. In the meantime, we remain resolute in our commitment to ensuring that Flexion remains well positioned to provide meaningful medicines to patients in need and value to our investors for years to come. In that vein, we are delighted by the opportunity to partner with HK Tainuo and Jiangsu Tainuo as they work to develop and commercialize ZILRETTA in Greater China. OA of the knee affects more than 100 million people in China, and we are confident in the important role ZILRETTA can play in helping these patients manage their OA knee pain.”

Flexion’s management will provide a further update on its business operations and cost-containment efforts in response to the coronavirus pandemic when the company releases its first quarter 2020 financial results in May.

EXHIBIT 99.1

Indication and Select Important Safety Information for ZILRETTA (triamcinolone acetonide extended-release injectable suspension)

Indication: ZILRETTA is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee.

Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA
On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA

EXHIBIT 99.1

significantly reduced knee pain for 12 weeks, with some people experiencing pain relief through Week 16.

About Osteoarthritis (OA) of the Knee
OA, also known as degenerative joint disease, affects more than 30 million adults living in the U.S. and accounts for more than $185 billion in annual expenditures. In 2016, more than 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, approximately five million OA patients receive either an immediate-release corticosteroid or hyaluronic acid intra-articular injection to manage their knee pain.

About Flexion Therapeutics
Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, the most common form of arthritis. The company's core values are focus, ingenuity, tenacity, transparency and fun. Visit flexiontherapeutics.com.

Forward-Looking Statements:
This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; expected payments and activities to be conducted under the licensing agreement with HK Tainuo and Jiangsu Tainuo; expected regulatory and clinical developments and timelines; anticipated timelines related to ZILRETTA commercial supply; expected increases in the rate of individuals with OA of the knee; and the potential therapeutic and other benefits of ZILRETTA, are forward looking statements. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, the fact that the licensing agreement with HK Tainuo and Jiangsu Tainuo is subject to early termination; competition from alternative therapies; the risk that we or HK Tainuo and Jiangsu Tainuo may not be able to maintain and enforce intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully developed, approved or commercialized or adopted in Greater China; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; unanticipated depletion of current ZILRETTA finished product or active pharmaceutical ingredient inventory; risks related to clinical trials, including potential delays, safety issues or negative results; risks related to the novel coronavirus pandemic and actions taken to slow its spread; risks related to markets, economic conditions, health care reform,

EXHIBIT 99.1

prices and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020 and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

# # #

Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

Flexion Therapeutics, Inc.

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Associate Director, Corporate Communications & Investor Relations

Flexion Therapeutics, Inc.

T: 781-305-7137

jdowns@flexiontherapeutics.com